AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT
THIS AMENDMENT to the Investment Management Agreement, is made as of May 24, 2017, between Guggenheim Funds Trust, a Delaware statutory trust (the “Trust”), and Security Investors, LLC, a Kansas limited liability company (the “Adviser”).
WHEREAS, the Trust, on behalf of Guggenheim Alpha Opportunity Fund, a series of the Trust (the “Fund”), and the Adviser are parties to an Investment Management Agreement made as of September 22, 2014 (the “Agreement”); and
WHEREAS, the parties hereby wish to amend the Agreement to reflect a reduction in the advisory fee for the Fund.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed between the parties hereto as follows:
1.    The compensation payable by the Fund to the Adviser pursuant to Section 3(a) of the Agreement is revised effective as of May 31, 2017 to provide that Guggenheim Alpha Opportunity Fund shall pay the Adviser an annual fee equal to 0.90% of the average daily net assets of Guggenheim Alpha Opportunity Fund.
2.    Except as otherwise set forth herein, the terms and conditions of the Agreement shall remain in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GUGGENHEIM FUNDS TRUST		SECURITY INVESTORS, LLC

By:		By:
Name:	Amy J. Lee	Name:	Amy J. Lee
Title:	Chief Legal Officer and Vice President	Title:	Secretary and Senior Vice President

Attest:		Attest:
Name:	Michael P. Megaris	Name:	Michael P. Megaris

[Signature Page to Amendment to Investment Management Agreement]